UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 5, 2009

SecureCare Technologies, Inc.

(Exact name of registrant as specified in its charter)

NEVADA	0-29804	82-0255758

(State or other jurisdiction of	Commission	(I.R.S. Employer
incorporation or organization)	file number	Identification Number)

1617 W. 6th Street, Suite C, Austin Texas 78703

(Address of principal executive offices)

Registrant’s telephone number, including area code: (512) 447-3700

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.001 per share

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2009, the Board of Directors of SecureCare Technologies, Inc. (the “Company”) determined to terminate Dennis Nasto’s appointment as President and CEO of the Company. Concurrent with his termination as President and CEO, Mr. Nasto immediately resigned from the Company’s Board of Directors. The principal reason for Mr. Nasto’s termination was the Company’s need to re-align its monthly fixed cost structure relative to its monthly revenue base (the “Re-alignment”) and in light of the Realignment the Company determined it could no longer continue to pay Mr. Nasto’s salary.

The Company owes Mr. Nasto various amounts including salary, deferred salary and reimbursable expenses. The Company and Mr. Nasto estimate that the total of these amounts is approximately $50,000. The Company will work with Mr. Nasto to finalize the actual amounts owed to him, to be paid in a reasonably prompt manner as the Company’s financial condition will allow.

The Company has not determined how it will fill Mr. Nasto’s position. The Board of Directors of the Company, upon termination of Mr. Nasto as President and CEO, on June 5, 2009, immediately appointed Neil Burley, currently serving as the Company’s Chief Financial Officer and Principal Accounting Officer as its interim President and Chief Executive Officer.

Mr. Nasto was shown a copy of the Report before it was filed and did not wish to add any comments.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2009

SecureCare Technologies, Inc.

By:	/s/ NEIL BURLEY

Name:	Neil Burley
Title:	Chief Financial Officer and Principal Financial Officer and Interim President and Chief Executive Officer